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                                                                     EXHIBIT 4.2

                                                      Debenture Number _________

                            INTERNET VENTURES, INC.

                           12% CONVERTIBLE DEBENTURE
                             DUE DECEMBER 31, 2001


$__________________                                          Redondo Beach, CA
                                                            ______________, 1999


FOR VALUE RECEIVED, Internet Ventures, Inc., a California corporation, (the "Company" or "IVI"), promises to pay to ___________________________("Holder"), or registered assigns, on December 31, 2001, at the principal office of the Company, 1611 Catalina Avenue, Redondo Beach, California, the sum of ____________________Dollars ($____________) in lawful money of the United States of America, with interest from the date hereof on the unpaid principal amount of the Debenture at the rate of twelve percent (12%) per annum (computed on the basis of a year of twelve 30 day months), payable (in arrears) on the last day of each calendar quarter in each year, commencing on the first such date after the date hereof, and upon final maturity or prepayment in full of this Debenture. The Company can prepay this Debenture in full at any time prior to maturity upon thirty (30) days written notice to the Holder.

The Holder of this Debenture has the right, at the Holder's option, at any time before maturity to convert the total principal amount of this Debenture into full paid and non-assessable shares of Common Stock, $0.01 par value, of the Company at the Conversion Price of $7.50 per share. Conversion shall occur upon surrender of the Debenture for conversion at the office of the Company accompanied by instruments of transfer duly executed by the registered Holder. Upon conversion, this Debenture shall be canceled forthwith.

The Company shall pay, in advance, the first six (6) months' interest in the Company's Common Stock at the Conversion price of $7.50 per share. The Holder may elect to accept the second six (6) months' interest in the form of either cash or the Company's Common Stock at the Conversion Price of $7.50 per share. The interest for the duration of this Debenture shall be payable, at the option of the Holder, in cash or in the Company's Common Stock at the Average Quarterly Fair Market Value. The Average Quarterly Fair Market Value shall be the average of the highest and lowest price during the most recent calendar quarter.
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In addition to the Holder's conversion rights described in paragraph two above, if the daily closing price of the Company's Common Stock exceeds fifteen dollars ($15.00) per share for thirty (30) days then the Company has the right to convert the principal balance of this Debenture at the Conversion Price of $7.50 per share and all outstanding interest at the then current Fair Market Value.

The Company is authorized to issue 30,000,000 shares of Common Stock and 10,000,000 shares of Preferred Stock, the rights and preferences of which the Board of Directors may determine at its discretion. As of September 1, 1998 there were 6.4 million shares of Common Stock outstanding (excluding outstanding stock options) held of record by 875 shareholders.

If there shall occur a capital reorganization of the Company, involving: (1) a dividend paid in shares, (2) a subdivision of its outstanding stock into a greater number of shares, or (3) a subdivision of its outstanding stock into a smaller number of shares, the Conversion Price in effect immediately prior thereto shall be adjusted so that the Holder of any Debenture thereafter surrendered for conversion shall be entitled to receive the number of shares of Common Stock which he would have owned or have been entitled to receive immediately following the happening of any of the events described above, had such Debenture been converted immediately prior thereto.

This Debenture is subordinate to all other liabilities of the Company.

The Holder hereof by its acceptance of this Debenture represents and warrants that it is acquiring the Debenture and the shares of Common Stock issuable upon conversion hereof for investment and not with a view to the public distribution or sale of the Debenture or the shares of Common Stock issuable upon the conversion hereof.

The Holder hereof by its acceptance hereof agrees to give the Company written notice before selling or transferring the Debenture or the shares of Common Stock issuable upon conversion hereof, so long as said securities are not registered under the Securities Act of 1933, as amended, and to describe therein his intention with respect to said disposition, and the holder hereof further agrees not to sell or transfer this Debenture or any of the shares of Common Stock issuable upon conversion hereof unless an appropriate registration statement under the Securities Act of 1933, as amended, (or similar Federal statute then in effect) in connection with such transaction is then in effect and said holder shall have furnished a prospectus meeting the requirements of
Section 10 of said Act to any purchaser or transferee or, unless an appropriate exemption being available, registration of such Debenture or shares of Common Stock under said Act is not required in connection with such sale or transfer.

The Holder hereof agrees, if requested to do so by the Company to execute and deliver to it an investment letter in the form required by counsel to the Company.

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Twelve (12) months after the execution of this Debenture, the Holder shall have the right to demand that the Company use its best efforts to register under the Securities Act of 1933, as amended, (or similar Federal statute then in effect) any stock issued pursuant to this Debenture.

The debenture shall be in default in the event any payment of interest is not timely made or any other covenant or obligation is breached, in which event the Debenture may be declared immediately due and payable, although the holder may waive any default and its consequences.

This Debenture is made and delivered in the State of California and shall be construed and enforced in accordance with and governed by the laws of the State of California.

IN WITNESS WHEREOF, the Company has caused this Debenture to be duly executed by its President and its corporate seal to be affixed hereto:


(Corporate Seal)                   Internet Ventures, Inc.


                                   By:
                                        -----------------------------
                                        Donald A Janke, President



THE SECURITIES EVIDENCED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF A REGISTRATION STATEMENT OR AN OPINION OF COUNSEL THAT AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT AND CORRESPONDING STATE REGISTRATION PROVISIONS IS AVAILABLE.

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                                CONVERSION FORM

If you, the Holder, want to convert this Debenture, complete the form below.

I, the undersigned, convert $________ of principal amount of the enclosed Debenture in accordance with its terms and request that the underlying securities are issued as follows:


     Holder's name: _________________________________

     Address:       _________________________________

     Tax ID:        __________________

and irrevocably appoint _____________________________, agent to transfer this Debenture on the books of the Company.


Dated: _____________          BY_______________________________________
                                        Signature of holder


                                _______________________________________
                                        Printed name

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